Exhibit 99.1

MEDCATH CONTACTS:
O. Edwin French	Art Parker
President & Chief Executive Officer	Executive Vice President & Chief Financial Officer
(704) 708-6600	(704) 708-6600
MEDCATH NAMES ART PARKER EXECUTIVE VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER
     CHARLOTTE, N.C., Sept. 22, 2009 – MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on high acuity healthcare services, predominately the diagnosis and treatment of cardiovascular disease, today announced that Art Parker has been appointed Executive Vice President and Chief Financial Officer effectively immediately.
     Parker has been a key part of MedCath’s transformation strategy, as the company has expanded both the size of its facilities and the services offered. He has served as interim CFO since June, and prior to that, he has served as Senior Vice President, Finance and Development and Senior Vice President and Treasurer. Parker has overseen treasury and other finance activities, while also engaging in MedCath’s development efforts.
     “Art has demonstrated leadership over the past eight years that justifies this promotion,” says O. Edwin French, MedCath’s President and CEO. “His depth of knowledge of all MedCath entities, leadership continuity, his banking relationships and his breadth of knowledge in all areas of finance make him uniquely qualified. This experience, combined with MedCath’s current public company accounting expertise and our soon-to-be-hired hospital division CFO, provides us with a well -rounded team.”
     Prior to joining MedCath in 2001, Parker worked for Bank of America for 14 years, holding posts related to the management of commercial banking relationships and serving as a high yield bond research analyst covering the health care and other industries. He holds a bachelor’s degree in business administration from the University of Georgia and an MBA from Wake Forest University, Winston-Salem, NC.
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns an interest in and operates nine hospitals with a total of 755 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, South Dakota, and Texas. MedCath is in the process of developing its tenth hospital, which is anticipated to open in fall 2009, in Kingman, Ariz. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.
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